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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE                                            AUGUST 23, 2001


                                  PRESS RELEASE
                                  -------------


                      THE DEPARTMENT OF JUSTICE SAYS SIMON
                 WORLDWIDE IS A "VICTIM" OF ONE ROGUE EMPLOYEE
                 ---------------------------------------------


                      SIMON WORLDWIDE RETAINS THE RESPECTED
                          LAW FIRM OF O'MELVENY & MYERS
                        TO CONDUCT A REVIEW OF THE FACTS
                             ABOUT PROMOTIONAL GAMES
                      -------------------------------------

     Los Angeles CA, August 23, 2001 - Simon Worldwide, Inc. (Nasdaq:SWWI) announced that today the company was informed by the United States Department of Justice that it is a "victim" of the alleged actions of one rogue employee. According to Mark B. Devereaux, an Assistant United States Attorney based in Jacksonville, Florida and the lead prosecutor on this matter, the Department of Justice views Simon as a victim of one rogue employee, that based on its investigation to date no other Simon employees were involved in the matter and, confirmed that Simon is not a subject or target of the Justice Department's investigation.

     Devereaux said, "We view Simon as a victim of one rogue employee and based on our investigation to date no other Simon employee was involved. Simon is not


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a subject or a target of our investigation." Devereaux added, "What has happened to Simon and its employees is an absolute tragedy."

     Allan Brown, Simon Worldwide's Chief Executive Officer, said, "The Justice Department's statements make it clear for all to see that Simon, and its more than 400 hardworking employees, are the victims of the alleged actions of one rogue employee. For over 25 years Simon has provided our clients, including McDonald's, the world's most successful and profitable premium promotions. The company and its employees have worked tirelessly on behalf of McDonald's. It is truly unfortunate that all of our employees are now being unfairly and unnecessarily impugned as a result of what appears to be the alleged actions of one rogue employee. This is a disservice to Simon, our employees, our other customers and our shareholders. As the Department of Justice said today, this situation came about as the result of the alleged conduct of one person -- no other employee at Simon has been implicated in this matter." Brown went on to add, "The suggestion that Simon betrayed anyone is an outrageous distortion of the facts."

     In a further development, Simon announced that is has retained the international law firm of O'Melveny & Myers LLP to conduct a review of the facts about the promotional games administered by the company's main operating subsidiary, Simon Marketing, Inc., on behalf of McDonald's. Simon also repeated the company's commitment to working closely with the Justice Department to address the situation, which the company learned about for the first time Tuesday.


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     O'Melveny & Myers is a national law firm headquartered in Los Angeles,
California. Immediately after Simon Worldwide executives were notified on August 21, 2001 of this situation, Simon Worldwide called former Secretary of State Warren Christopher, a senior partner at O'Melveny, to arrange for the law firm's involvement. O'Melveny's review will be overseen by Ralph J. Shapira, a senior partner at the firm. The review will be comprehensive in scope and will begin immediately, reflecting Simon Worldwide's commitment to learning all the facts as quickly as possible.

     Simon CEO Allan Brown, said, "Upon learning of this situation for the first time Tuesday, we made a firm commitment to getting all the facts. To help fulfill our commitment, we worked as quickly as possible to retain O'Melveny & Myers to conduct the review of the situation by having a member of our Board reach out personally to Warren Christopher, a senior partner at O'Melveny and a man of impeccable credentials. O'Melveny's charge is very simple: Determine the facts and get to the truth."

     Simon Worldwide also announced today that Phillip Morris and other clients have terminated their relationships with Simon Marketing, Inc., effective immediately, as the result of published reports and press related to this incident. CEO Allan Brown said: "Although Phillip Morris and other clients announced that they have terminated their relationships with Simon, the steps we have taken to get to the bottom of this matter demonstrates that we are doing the right thing under these difficult circumstances."

For further information, please contact Chris Lehane or Mark Fabiani at 202.549.5911.


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ABOUT SIMON WORLDWIDE, INC.

     Simon Worldwide is a diversified marketing and promotion agency with offices throughout North America, Europe and Asia. The company works with some of the largest and best-known brands in the world and has been involved with some of the most successful consumer promotional campaigns in history. Through its wholly owned subsidiary, Simon Marketing, Inc., the company provides promotional agency services and integrated marketing solutions including loyalty marketing, strategic and calendar planning, game design and execution, premium development and production management. Simon is one of the world's largest creators, developers and procurers of promotional games and toys. The company was founded in 1976.

     This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These statements include statements regarding intent, belief or current expectations of the Company and its management. You are cautioned that any such forward-looking statements are not guarantees of future performances and involve risks and uncertainties that may cause the Company's actual results to differ materially from the Company's expectations. Factors that could cause actual results to differ materially are discussed in Exhibit 99.1 to the Company's Second Quarter 2001 Report on Form 10-Q. Reference to this Cautionary Statement or Exhibit 99.1 in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of these factors may cause actual results to differ materially from those anticipated in such forward-looking statement or statements.




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